November 17, 2025

Mario Moreno Cortez
Finance Coordinator
GRUPO SIMEC, S.A.B. de C.V.
Calzada L  zaro C  rdenas 601
Colonia La Nogalera
Guadalajara , Jalisco
M  xico 44440

       Re: GRUPO SIMEC, S.A.B. de C.V.
           Form 20-F for Fiscal Year Ended December 31, 2024
           File No. 001-11176
Dear Mario Moreno Cortez:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Manufacturing